                   KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
                      SIGNIFICANT SUBSIDIARIES OF REGISTRANT



As of June 30, 1996 the significant subsidiaries of the Registrant were as follows:

                                                                  Percent Of
                                                 State of     Voting Stock
Owned
                                              Incorporation    By the
Registrant
Kimball International Marketing, Inc.            Indiana             100%
Kimball International Manufacturing, Inc.        Indiana             100%
Kimball Electronics, Inc.                        Delaware            100%
Kimball, Inc.                                    Delaware            100%
Kimball Hospitality Furniture, Inc.              Indiana             100%
McAllen-American Corporation                     Texas               100%
Kimball International Transit, Inc.              Indiana             100%
Elmo Semiconductor Corporation                   Indiana             100%
Elmo Semiconducteurs SARL                        France              100%
Kimco, S.A. de C.V.                              Mexico              100%
L. Bosendorfer Klavierfabrik GmbH                Austria             100%
Kimball Europe P.L.C. (1)                        England             100%



Each of the above subsidiaries is included in the Registrant's consolidated financial statements for the year ended June 30, 1996.


(1) The name of Kimball Europe P.L.C. has been changed to Herrburger Brooks,
P.L.C., subsequent to June 30, 1996.


































                                                                      Exhibit
21